Exhibit 99.2
March 5, 2008
Board of Directors
Atari, Inc.
417 Fifth Avenue
New York, NY 10016
Gentlemen:
           We are pleased to submit this letter summarizing the principal terms upon which Infogrames Entertainment S.A. (“IESA”) and/or our affiliates would potentially acquire the remaining equity interests in Atari, Inc. (“Atari”). As Atari’s largest single shareholder, IESA is prepared to work expeditiously on the Acquisition (defined below) which we believe will be in the best interests of Atari and its public shareholders.
           1. Proposed Terms. We are proposing to acquire all of the remaining outstanding shares of common stock of Atari, other than the shares held IESA and its affiliates (which would be cancelled), for a cash amount per share of US$1.68 (the “Acquisition”). The Acquisition would not be subject to any financing condition.
           2. Due Diligence. IESA would only require a limited amount of due diligence. IESA intends to have its due diligence investigation completed prior to entering into a definitive agreement regarding the Acquisition.
THIS LETTER IS A NON-BINDING EXPRESSION OF INTENT. IESA RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REVISE OR WITHDRAW THE PROPOSAL CONTAINED IN THIS LETTER AT ANY TIME AND FOR ANY REASON PRIOR TO THE EXECUTION AND DELIVERY OF A SEPARATE DEFINITIVE AGREEMENT REGARDING THE ACQUISITION. THE PARTIES SHALL HAVE NO OBLIGATION TO CONSUMMATE THE ACQUISITION UNLESS AND UNTIL A SEPARATE DEFINITIVE AGREEMENT IS EXECUTED AND DELIVERED BY EACH PARTY THERETO AND SUBJECT IN ALL RESPECTS TO THE SATISFACTION OF THE CONDITIONS CONTAINED IN SUCH AGREEMENT.
Tel. +33 (0)4 37 64 30 00 — Fax: +33 (0)4 37 64 30 01
Société Anonyme au capital 74.023.849,13 Euros. RCS Lyon B341 699 106. TVA n° FR69341699106.

          IESA and its advisors are prepared to work diligently on the Acquisition. We would appreciate a response prior to 5:00pm EST on March 11, 2008.
          Please contact me at +447785300739 if you have any questions regarding the contents of this letter. I look forward to the successful completion of the discussions contemplated by this letter.
Very truly yours,
/s/ David Gardner
David Gardner
Chief Executive Officer
Infogrames Entertainment S.A.
Tel. +33 (0)4 37 64 30 00 — Fax: +33 (0)4 37 64 30 01
Société Anonyme au capital 74.023.849,13 Euros. RCS Lyon B341 699 106. TVA n° FR69341699106.